Exhibit 10.13

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to that certain employment agreement made and entered into by and between Jeff P. Gehl (the “Executive”) and RCP Advisors 3, LLC, a Delaware limited liability company (“RCP”) effective as of January 1, 2018 (the “Employment Agreement”) shall be effective as of January 1, 2021 (the “Effective Date”).

WHEREAS, RCP employs the Executive on the terms and conditions set forth in the Employment Agreement;

WHEREAS, P10 Holdings, Inc. (previously named P10 Industries, Inc.) (“P10”) previously acquired all of the issued and outstanding membership interests and all associated goodwill in RCP from the Executive and other parties;

WHEREAS, P10 desires to transfer the Executive’s employment from RCP to P10 and have the Executive serve as P10’s Head of Marketing and Distribution while continuing to perform for RCP the duties set forth in the Employment Agreement;

WHEREAS, the Executive and RCP desire to add P10 as a party to the Employment Agreement;

WHEREAS, P10 desires to be added as a party to the Employment Agreement; and

WHEREAS, paragraph 17 of the Employment Agreement provides that the Employment Agreement may be amended or modified if mutually agreed to in writing by the Executive and the Company.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the Executive, RCP and P10 agree that the provisions of the Employment Agreement identified below shall be modified as shown below.

The following sentence is added to the end of the introductory paragraph:

Effective as of January 1, 2021 (the “Amendment Date”), P10 Holdings, Inc., a Delaware corporation previously named P10 Industries, Inc. (“P10”), has been added as a party to this Agreement. On and after the Amendment Date, any reference to the “Company” herein shall mean both RCP Advisors 3, LLC (“RCP”) and P10 unless otherwise provided.

Section 2 is deleted in its entirety and replaced with the following:

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Head of Marketing and Distribution for P10 and shall remain the Managing Partner and Vice President of RCP, serving on each of RCP’s and P10’s Board of Managers. In those positions, the Executive shall perform the duties set forth in Section 2.2 hereof.

2.2 Duties. During the Employment Term, the Executive shall perform his duties as Head of Marketing and Distribution for P10 and Managing Partner and Vice President of RCP on behalf of the Company and shall not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the performance of those services either directly or indirectly without the prior written consent of P10. The Executive agrees that he will devote all necessary business time, attention, and energies, as well as the Executive’s best talents and abilities to the business of the Company, in accordance with the Company’s instructions and directions. Notwithstanding the foregoing, and subject to Section 8, so long as there are no conflicts of interest between the Executive’s activities and the Company’s business, the Executive will be permitted to (a) with the prior written consent of P10 (which consent can be withheld by P10 in its discretion) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization, and (b) purchase publicly traded securities of any corporation; provided that the ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, the corporation; provided further that the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2.

Section 3 is deleted in its entirety and replaced with the following:

3. Place of Performance. The principal place of the Executive’s employment shall be P10’s principal executive office or any assigned satellite office of P10 and RCP as applicable; provided that, the Executive may be required to travel on Company business during the Employment Term.

Section 4.1(a) is deleted in its entirety and is replaced with the following:

4. Compensation.

4.1 Base Salary; Incentive Compensation.

(a) Beginning January 1, 2021, P10 shall pay the Executive an annual rate of base salary of $600,000 in periodic installments in accordance with P10’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. P10 may, but shall not be required to, increase the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

Section 4.3 is deleted in its entirety and is replaced with the following:

4.3 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of P10, and to the extent P10 provides similar benefits or perquisites (or both) to similarly situated executives of P10.

Section 4.4 is deleted in its entirety and is replaced with the following:

4.4 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by P10, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. P10 reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of the Employee Benefit Plan and applicable law.

The introductory paragraph of Section 5 is deleted in its entirety and is replaced with the following:

5. Termination of Employment. The Executive’s employment hereunder may be terminated by the Company only for Cause (as defined below) or by the Executive for Good Reason (as defined below). For all purposes of this Agreement, including but not limited to this Section 5, the Executive’s employment shall only be considered terminated if such termination is effective with respect to all positions with the Company and any affiliates thereof. For the avoidance of doubt, termination of employment solely from RCP or solely from P10 shall not be considered a termination of employment.

Section 5.1 is deleted in its entirety and is replaced with the following:

5.1 Non-Renewal of the Employment Term; Termination for Cause or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated upon either the Company’s or the Executive’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason, in which case the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date (as defined below);

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with P10’s expense reimbursement policy; and

(iii) the employee benefits (including equity compensation), if any, to which the Executive may be entitled under P10’s employee benefit plans as of the Termination Date, which benefits shall be provided in accordance with the terms of such plans; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

(b) For purposes of this Agreement, “Cause” means any of the following; provided, however, that actions described in subsections (i), (ii), (vi),(vii), (viii), and (ix) shall constitute Cause thirty (30) days following written notice to the Executive unless Executive cures such action to the satisfaction of P10 as determined in P10’s sole discretion:

(i) the Executive’s persistent failure to perform his duties (other than any failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s failure to comply with any valid and legal directive of the Company;

(iii) the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s violation of a material policy of the Company;

(vii) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(ix) any material failure by the Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term.

(c) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i) a material reduction in (1) the Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions, or (2) Executive’s participation in other material benefits, including stock options in P10, carried interests, and other incentive compensation, based on the historic practices of the Company;

(ii) any material breach by the Company of any material provision of this Agreement;

(iii) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where the assumption occurs by operation of law; or

(iv) a material, adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

(v) a permanent relocation of the Executive’s principal place of employment by more than one hundred (100) miles from the location set forth in Section 3;

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to P10 of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of the grounds and P10 has had at least one hundred twenty (120) days from the date on which the notice is provided to cure the circumstances. If the Executive does not terminate his employment for Good Reason within one hundred eighty (180) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to those grounds.

Section 5.3 is deleted in its entirety and is replaced with the following:

5.3 Death or Disability.

(c) For purposes of this Agreement, “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and P10 cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and P10. If the Executive and P10 cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make the determination in writing. The determination of Disability made in writing to P10 and the Executive shall be final and conclusive for all purposes of this Agreement. The date of such writing shall be the date of determination for purposes of Section 5.5(b).

Section 5.5 is deleted in its entirety and is replaced with the following:

5.5 Termination Date. The Executive’s “Termination Date” shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c) If P10 terminates the Executive’s employment hereunder for Cause, the date that is thirty (30) days after the Notice of Termination is delivered to the Executive unless the Executive cures the action constituting “Cause” to P10’s reasonable satisfaction during such thirty (30) day period;

(d) If P10 terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered;

(e) If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered; and

(f) If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Section 7.3 is deleted in its entirety and is replaced with the following:

7.3 Disclosure and Use Restrictions. During the course of the Executive’s employment or engagement and at all times thereafter, the Executive acknowledges, covenants, and agrees not to use or disclose any Confidential Information except as reasonably necessary to perform his or her duties and responsibilities for the Company and/or its affiliates. The Executive further acknowledges, covenants, and agrees that the Executive shall maintain, at all times, all Confidential Information in a confidential manner and protect it from disclosure, orally or otherwise, to any Person, and shall take reasonable measures to ensure that the Confidential Information is, at all times, both during and after the Employment Term, maintained in a confidential manner. If, at any time, the Executive is required by law or regulation to produce any of the Company’s and its Affiliates’ Confidential Information to any third party, the request shall be forwarded to the Company and the production of such Confidential Information, if any, shall be approved and supervised by the Company’s attorneys. For purposes of illustration and not by way of limitation, violations of this Section 7.3 can occur as a result of: (a) forwarding Confidential Information to personal e-mail accounts, (b) failing to encrypt Confidential Information prior to electronically transmitting such Confidential Information, and/or (c) storing Confidential Information on a device not owned by the Company.

The Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to the Confidential Information (whether before or after his begins employment by the Company) and shall continue during and after his employment by the Company until the Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

Section 8 is deleted in its entirety and is replaced with the following:

8. Restrictive Covenants.

8.1 Acknowledgement. Executive, acknowledges and agrees that the provisions set forth in this Section 8 are material terms to this Agreement and are fair and reasonable. Additionally, the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The services the Executive provides to the Company are unique, special, or extraordinary. The Company’s ability to preserve Confidential Information for the exclusive knowledge and use of the Company and to otherwise preserve the goodwill of the Company is of great competitive importance and commercial value to the Company, and improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2 Non-Solicitation; Non-Interference. In order to protect the Company’s and its affiliates’ confidential interest in their Confidential Information, the Executive acknowledges, covenants, and agrees, as an express condition of this Agreement with the Company, that during the Employment Term and for a period of twelve (12) months following the Date of Termination, the Executive shall not, directly or indirectly, either for himself or for any other Person: (i) use any Confidential Information of the Company, including any non-public information regarding the skills, ability or compensation of other the Company’s and its affiliates’ employees, to solicit or attempt to solicit any employee of the Company to work for a different entity, or at any time unlawfully disrupt, damage, impair or interfere with the Company by raiding its work staff or unlawfully enticing or encouraging any employee to terminate their relationship with the Company; or (ii) use any trade secrets or Confidential Information of the Company to solicit, divert or attempt to solicit or divert from the Company the business or patronage of any of the clients, customers or accounts of the Company, or at any time unlawfully interfere with the relationship between the Company and any of its clients or customers in unfair competition against the Company. However, nothing in this Section 8.2 shall limit or reduce the Executive’s obligation to protect at all times the Confidential Information of the Company as set forth in Sections 7.1 and 7.3 hereof.

8.3 Blue Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in Section 7, Section 8, or Section 9 too lengthy or the geographic area covered too extensive, the other provisions of Sections 7, Section 8 or Section 9 shall nevertheless stand, the term shall be deemed to be the longest period permissible by law under the circumstances and the geographic area covered shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the term and/or geographic area covered to a permissible duration or sizes.

Section 9 is deleted in its entirety and is replaced with the following:

9. Non-disparagement. The Executive will not in any way make any negative, disparaging, derogatory, or harmful comments about the Company, its Affiliates, or their respective members, managers, officers, or employees to any third party. For the avoidance of doubt, if the Executive determines in good faith that the Executive should not comment in response to a particular question from a third party, such failure to comment shall not constitute a negative, disparaging, derogatory, or harmful comment. However, nothing in this Section 9 shall limit or restrict the Executive from making any truthful statements which are permitted or required to be made in connection with any appearance before a court or governmental agency or regulatory body.

Section 14 is deleted in its entirety and is replaced with the following:

14. Governing Law; Consent to Jurisdiction. This Agreement is entered into in Dallas, Texas and shall be governed by, and construed in accordance with, the internal laws of the State of Texas without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas. Each party acknowledges and consents to the personal jurisdiction of the State and Federal courts in the State of Texas with respect to any action or proceeding arising out of or in connection with any provision of this Agreement.

Section 15 is deleted in its entirety and is replaced with the following:

15. Arbitration. Any controversy between the parties involving the construction or application of any of the terms, covenants, or conditions of this Agreement shall be subject to arbitration to be held in Dallas, Texas in accordance with the Commercial Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect. The dispute will be decided by a single neutral arbitrator to be mutually agreed upon by the parties from JAMS’ panel of arbitrators. The arbitrator may grant injunctions or other relief in the dispute or controversy. The arbitration shall allow for reasonable discovery as agreed to by the parties or as directed by the arbitrator. The decision of the arbitrator shall be made in writing and will be final, conclusive and binding on the parties to the arbitration. The prevailing party in the arbitration proceeding shall be entitled to recover reasonable costs, including attorney’s fees, as allowed by law and determined by the arbitrator. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This provision is governed by the Federal Arbitration Act.

Section 17 is deleted in its entirety and is replaced with the following:

17. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and by P10. No waiver by either of the parties of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 22 is deleted in its entirety and is replaced with the following:

22. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company or any of its wholly owned subsidiaries. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

Section 23 is deleted in its entirety and is replaced with the following:

23. Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Communications must be sent to the respective parties at the following addresses (or at any other address for a party as shall be specified in a notice given in accordance with this Section 23):

If to the Company:	P10 Holdings, Inc. 4514 Cole Avenue, Suite 1610 Dallas, Texas 75205 Attention: Amanda Coussens

If to the Executive:	[●] E-mail: jgehl@rcpadvisors.com

Section 25 is deleted in its entirety and is replaced with the following:

25. Withholding. P10 shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for P10 to satisfy any withholding tax obligation it may have under any applicable law or regulation.

In all other respects, the Employment Agreement shall remain in full force and effect.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Amendment as of the date first above written.

RCP ADVISORS 3, LLC

By:	/s/ William F. Souder

Name:	William F. Souder

Title:	Senior Manager, President and Chief Executive Officer

P10 HOLDINGS, INC.

By:	/s/ Robert Alpert

Name:	Robert Alpert

Title:	Co-Chief Executive Officer

EXECUTIVE:

/s/ Jeff P. Gehl
Jeff P. Gehl